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                                                                 EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is dated as of October 23, 1998 (the "Agreement") by and among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), Jazz Merger Corp., a Delaware corporation and the wholly-owned subsidiary of Watson ("Watson Sub"), and TheraTech, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Board of Directors of each of Watson and the Company have determined that a business combination between Watson and the Company merging their respective pharmaceutical businesses is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

     WHEREAS, it is the intention of the parties to this Agreement that (a) for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and (b) for accounting purposes, the merger provided for herein shall qualify as a "pooling of interests";

     WHEREAS, the Company has delivered to Watson voting agreements executed by Dinesh C. Patel and William I. Higuchi; and

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 of this Agreement), Watson Sub shall be merged with and into the Company in accordance with the laws of the State of Delaware and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of Watson Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation").

     1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of D'Ancona & Pflaum, 30 North LaSalle Street, Chicago, Illinois 60602 at 10:00 a.m. three business days after all the conditions set forth in Article VI of this Agreement (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied; or (b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."





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     1.3. Effective Time.  If all the conditions to the Merger set forth in
Article VI of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VII hereof, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be properly executed and filed in accordance with the laws of the State of Delaware and the terms of this Agreement on or before the Closing Date. The parties hereto shall also take such further actions as may be required under the laws of the State of Delaware in connection with the consummation of the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Watson Sub, all as provided under applicable law.

     1.4. Conversion of Shares.

     (a)  At the Effective Time:

          (i) each share of Common Stock, par value $0.01 per share, of Watson Sub outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into and exchanged for one share of Common Stock, par value $0.01 per share, of the Surviving Corporation; and

          (ii) each share of Common Stock, $0.01 par value per share, of the Company (the "Company Common Stock") outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise provided in Section 1.4(c) hereof, shall be converted into the right to receive the following portion of a share of Watson Common Stock (the "Exchange Ratio"): Twelve (12) divided by the Average Closing Price; provided, however, that the Exchange Ratio shall not be greater than 0.29589 nor less than 0.2663.

     (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive, without interest, the consideration set forth in this
Section 1.4 and cash for fractional shares of Watson Common Stock in accordance with Section 1.6 of this Agreement upon the surrender of a certificate (each, a "Certificate") representing such shares of Company Common Stock in accordance with the provisions of this Article I.

     (c) Each share of Company Common Stock held by the Company as treasury stock or owned by Watson or any Subsidiary (as defined in Section 1.4(d) of this Agreement) of Watson at the Effective Time shall be canceled, and no payment shall be made with respect thereto.

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     (d)  For purposes of this Agreement, (i) the term "Average Closing Price"
shall mean the average of the per share last daily closing price of Watson Common Stock as quoted on the New York Stock Exchange ("NYSE") (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) during the ten (10) consecutive trading days ending on the second trading day immediately preceding the Closing Date; (ii) the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; or (B) such Person or any other Subsidiary of such Person is a general partner, it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person; and (iii) the word "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing.


     1.5. Stock Options. All options and warrants to acquire Company Common Stock (individually, a "Company Option" and collectively, the "Company Options") outstanding at the Effective Time under the Company's Restated 1992 Employee Stock Option Plan, the Company's 1992 Directors' Stock Option Plan or otherwise (collectively, the "Company Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such Company Options, by virtue of the Merger and without any further action on the part of the Company or the holder of such Company Options, shall be assumed by Watson in such manner that Watson (a) is a corporation (or a parent or a subsidiary corporation of such corporation) "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code; or (b) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation (or a parent or a subsidiary corporation of such corporation) were Section 424 applicable to such option. Each Company Option assumed by Watson shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (x) the unexercised portion of each such Company Option shall be exercisable for that whole number of shares of Watson Common Stock (rounded to the nearest whole share, with 0.5 rounded upward) equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Exchange Ratio; and
(y) the option exercise price per share of Watson Common Stock shall be an amount equal to the option exercise price per share of Company Common Stock subject to such Company Option in effect at the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent, with $0.005 rounded upward). No payment shall be made for fractional interests. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged. As soon as practicable after the Effective



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Time, Watson shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to such Company Options, as amended by this Section 1.5 as well as notice of Watson's assumption of the Company's obligations with respect thereto (which occurs by virtue of this Agreement). Watson shall take all corporate actions necessary to reserve for issuance such number of shares of Watson Common Stock as will be necessary to satisfy exercises in full of all Company Options after the Effective Time.

     1.6. Exchange of Certificates Representing Company Common Stock.

     (a) American Stock Transfer & Trust Company shall act as exchange agent (the "Exchange Agent") in the Merger.

     (b) At or promptly after the Effective Time and in any event, no later than ten (10) business days after the Effective Time, Watson shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article I, the shares of Watson Common Stock issuable pursuant to Section
1.4 in exchange for shares of Company Common Stock outstanding at the Effective Time and a sufficient amount of cash to satisfy the cash payments to be made in lieu of fractional share interests pursuant to the terms of Section 1.6(f) hereof.

     (c) At or promptly after the Effective Time, Watson shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to Watson; and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the consideration to be received by such holder pursuant to Sections 1.4 and 1.6 hereof. Upon surrender of a Certificate representing shares of Company Common Stock for cancellation to Watson, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor, a certificate representing that number of whole shares of Watson Common Stock and a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Section 1.6, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock who receive shares of Watson Common Stock pursuant to
Section 1.4 hereof. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the consideration to be paid to such holder of Company Common Stock pursuant to Sections 1.4 and 1.6 hereof may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to Watson, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or, alternatively, payments of such transfer tax to the Exchange Agent. Until so surrendered, each Certificate that, at the Effective Time, represented shares of Company Common Stock will be


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deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends (except to the extent provided in Section 1.6(d) below), to evidence the consideration to be received by the holders of Company Common Stock pursuant to Sections 1.4 and 1.6 hereof.

     (d) Notwithstanding anything to the contrary contained herein, no dividends or other distributions declared after the Effective Time on Watson Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Watson Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Watson Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Watson Common Stock, less the amount of any withholding taxes which may be required thereon.

     (e) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding at the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration set forth in this Article I deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.6. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act") shall not be exchanged until Watson has received an Affiliate Letter (as defined herein) from such person as provided in Section 5.9.

     (f) No fractional shares of Watson Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Watson Common Stock pursuant to Section 1.4, cash adjustments will be paid to holders in respect of any fractional share of Watson Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Closing Price of a share of Watson Common Stock.

     (g) All former stockholders of the Company (each, a "Stockholder" and collectively the "Stockholders") shall look only to Watson for payment of shares of Watson Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Watson Common Stock, deliverable in respect of each share of Company Common Stock such Stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

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     (h)  None of Watson, Watson Sub, the Company, the Surviving Corporation or
any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Watson will issue in exchange for such lost, stolen or destroyed Certificate, the consideration to be received by the holder of such Certificate pursuant to Sections 1.4 and 1.6 hereof.

     (j) Any portion of the property delivered to the Exchange Agent in accordance with this Section 1.6 that remains unclaimed by the Stockholders one year after the Effective Time shall be delivered to Watson. Any Stockholders who have not theretofore complied with this Section 1.6 shall thereafter look only to Watson for payment of their consideration to be received by such Stockholder pursuant to Sections 1.4 and 1.6 hereof deliverable in respect of each share of the Company Common Stock such Stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     1.7. Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Watson Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and the Average Closing Price shall be appropriately adjusted.

     1.8. Tax Consequences and Accounting Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that the transaction be accounted for as a pooling of interests.

     1.9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Watson Sub, the officers and directors of the Company and Watson Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.


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                                   ARTICLE II

                          CERTAIN MATTERS RELATING TO
                           THE SURVIVING CORPORATION

     2.1. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Watson Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable law; provided however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is TheraTech, Inc."

     2.2. By-Laws of the Surviving Corporation. The By-Laws of Watson Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms of such By-Laws and pursuant to applicable law and the Certificate of Incorporation of the Surviving Corporation.

     2.3. Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed in the Certificate of Merger, to hold office until their successors are duly appointed or elected in accordance with applicable law.

     2.4. Officers of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed in the Certificate of Merger, who shall hold the offices listed opposite their respective names until their successors are duly appointed or elected in accordance with applicable law.


                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF WATSON AND WATSON SUB

     Watson and Watson Sub represent and warrant to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure statement delivered by Watson and Watson Sub to the Company concurrently herewith and identified as the "Watson Disclosure Statement." All exceptions noted in the Watson Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers.

     3.1 Existence, Good Standing, Corporate Authority. Each of Watson, Watson Sub and each Watson Material Subsidiary (as defined below) (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to (A) own or lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not reasonably be expected to have a Watson Material Adverse Effect (as defined herein), and
(B) consummate the transactions contemplated


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hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Watson Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except where the failure to have obtained such licenses, permits, franchises or authorizations would not reasonably be expected to have a Watson Material Adverse Effect. For purposes of this Agreement, (x) a "Material Adverse Effect" when used with respect to any Person means (i) a material adverse effect on the business, assets, results of operations, financial condition, or the Products and Technology of such Person and its Subsidiaries, in each case taken as a whole; or (ii) an impairment in the ability of such Person or its Subsidiaries to perform any of their material obligations under this Agreement or to consummate the Merger; (y) a "Watson Material Subsidiary" shall mean each Subsidiary of Watson which has total assets or total revenues for the previous fiscal year in excess of $10,000,000; and (z) "Products and Technology," with respect to a Person, means such Person's products (including products in development) technology and Intellectual Property (as defined herein).

     3.2 Authorization of Agreement and Other Documents. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which Watson or Watson Sub is a party (collectively, the "Watson Ancillary Documents"), have been duly authorized by the Board of Directors of each of Watson and Watson Sub and no other proceedings on the part of Watson or Watson Sub or their stockholders are necessary to authorize the execution, delivery or performance of this Agreement or any Watson Ancillary Document. This Agreement is, and, as of the Closing Date, each of the Watson Ancillary Documents will be, a valid and binding obligation of Watson and/or Watson Sub, as the case may be, enforceable against Watson and/or Watson Sub, as the case may be, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     3.3 No Violation. Neither the execution and delivery by Watson or Watson Sub of this Agreement or the Watson Ancillary Agreements, nor the consummation by Watson or Watson Sub of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Articles or Certificate of Incorporation or By-Laws of Watson or any of the Watson Material Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Watson stock option plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Watson or any Watson Material Subsidiary under, or result in being declared void,

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voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Watson or any Watson Material Subsidiary is a party, or by which Watson or any Watson Material Subsidiary or any of their respective properties is bound, except for any of the foregoing matters which would not reasonably be expected to have a Watson Material Adverse Effect; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to Watson or any Watson Material Subsidiary, except for any of the foregoing matters which would not reasonably be expected to have a Watson Material Adverse Effect; or (e) other than the filings provided for in Sections
1.3 and 5.7, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act, or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would reasonably be expected to have a Watson Material Adverse Effect.

     3.4 SEC Documents. Watson has delivered or made available to the Company each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1997, which reports constitute all of the documents required to be filed by Watson with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Watson Reports"). As of their respective dates, the Watson Reports and any Watson Reports filed after the date hereof and prior to the Effective Time (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Watson has timely filed with the SEC all reports required to be filed under Sections 13, 14 and 15(d) of the Exchange Act since January 1, 1997. Each of the consolidated balance sheets of Watson included in or incorporated by reference into the Watson Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of Watson and its Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect), and each of the consolidated statements of income, retained earnings and cash flows of Watson included in or incorporated by reference into the Watson Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Watson and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect). The financial statements of Watson, including the notes thereto, included in or incorporated by reference into the Watson Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with generally accepted accounting


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principles consistently applied ("GAAP") (except as may be indicated in the notes thereto). Since January 1, 1997, there has been no material change in Watson's accounting methods or principles except as described in the notes to such Watson financial statements.

     3.5 No Brokers. Watson has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company, Watson, Watson Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Watson has retained Bear, Stearns & Co. Inc. as its financial advisor.

     3.6 Opinion of Financial Advisor. Watson has received the opinion of Bear, Stearns & Co. Inc., to the effect that, as of the date of such opinion, the consideration to be paid by Watson pursuant to the Merger is fair to Watson from a financial point of view.

     3.7 Watson Common Stock. The issuance and delivery by Watson of shares of Watson Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Watson. The shares of Watson Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights, and may be sold by "Affiliates (as defined below) under paragraph (d) of Rule 145 promulgated under the Securities Act.

     3.8  Capitalization.

     (a) The total authorized capital stock of Watson consists of (i) 500,000,000 shares of Watson Common Stock, 89,414,516 shares of which are issued and outstanding as of October 1, 1998 and 6,100,000 shares of which have been reserved for issuance pursuant to the Merger and (ii) 2,500,000 shares of preferred stock, none of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Watson Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Watson. There are no shares of capital stock of Watson or Watson Sub of any other class authorized, issued or outstanding. All of such outstanding shares of Watson Common Stock have been validly issued, are fully paid and nonassessable and were issued in compliance with all preemptive rights. The issuance of Watson Common Stock pursuant to the Merger is not subject to any pre-emptive or other similar rights to acquire Watson Common Stock.

     (b) As of October 1, 1998, except as set forth in the Watson Reports, there are no outstanding (i) securities convertible into or exchangeable for any capital stock of Watson, (ii) options, warrants or other rights to purchase or subscribe to capital stock of Watson or securities convertible into or exchangeable for capital stock of Watson, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of Watson.


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     3.9  Disclosure Documents.  The Proxy Statement/Prospectus to be delivered to the Stockholders in connection with the approval of the transactions contemplated by this Agreement, or any amendment or supplement thereto (the "Proxy Statement") at the time of mailing thereof and at the time of the meeting of Stockholders, or, in the case of the Form S-4 (as defined in Section 5.7 of this Agreement) and each amendment or supplement thereto, at the time it is filed or becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Watson in reliance upon and in conformity with written information concerning the Company furnished to Watson by the Company specifically for use in the Proxy Statement.

     3.10 Tax Reorganization; Accounting Matters. To its knowledge, after consulting with its independent auditors, neither Watson nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from (a) constituting a reorganization within the meaning of section 368(a) of the Code; or (b) being treated as a "pooling or interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

     3.11 Material Adverse Change. Since June 30, 1998, Watson and its Subsidiaries, taken as a whole, have not suffered, and no event or occurrence has taken place that would reasonably be expected to have, a Watson Material Adverse Effect; provided, that a Watson Material Adverse Effect will not be deemed to have occurred solely as a result of fluctuations in the value of Watson Common Stock.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Watson and Watson Sub that the statements contained in this Article IV are true and correct, except as set forth in the disclosure statement delivered by the Company to Watson and Watson Sub concurrently herewith and identified as the "Disclosure Statement." All exceptions noted in the Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers. The Company represents and warrants that the Disclosure Statement has been prepared in good faith, in a commercially reasonable manner consistent with the requirements of this Agreement and any material violation of this representation shall be deemed to be a violation of Section 6.2(b) and 7.1(g) of this Agreement.

     4.1. Organization, Standing and Qualification. Each of the Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite power and authority to (A) own or lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect, and (B) consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except where the failure to have obtained such licenses, permits, franchises or authorizations would not reasonably be expected to have a Company Material Adverse Effect. The Disclosure Statement lists each jurisdiction in which the Company or any of its Subsidiaries is qualified or licensed to do business.

     4.2. Capitalization.

     (a) Except for shares of Company Common Stock issued upon the exercise of outstanding options to purchase Company Common Stock listed in the Disclosure Statement, the total authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock, par value $0.01 per share, 21,293,762 shares of which are issued and outstanding; and (ii) 5,000,000 shares of preferred stock, none of which are issued and outstanding. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.

     (b) Each share of the outstanding Company Common Stock is (i) duly authorized and validly issued; (ii) fully paid and nonassessable and free of preemptive and similar rights; and (iii) to the knowledge of the Company, free and clear of all liens, pledges, security interests, claims or other encumbrances and restrictions on voting and transfer other than restrictions on transfer imposed by Federal and state securities laws.

     (c) There are currently no outstanding, and, as of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company or any of its Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind to which the Company or any of its Subsidiaries is a party or is bound relating to the issuance of any capital stock of the Company or any of its Subsidiaries. The Disclosure Statement identifies, as of the date hereof, the option holder, the number of shares subject to each option, the exercise price, the vesting schedule and the expiration date of each outstanding option or warrant to purchase capital stock of the Company or any of its Subsidiaries. All options, warrants or other rights to purchase Company Common Stock have been duly authorized and validly issued. All options issued under the Company Stock Option Plans have been issued in accordance with the terms of such plans. The Company has reserved out of the authorized and unissued shares of Company Common Stock a sufficient number of shares that will be issued upon the exercise of all outstanding options, warrants or other rights to purchase Company Common Stock.

     4.3. Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries indicated in the Disclosure Schedule as being owned by the Company. Each of the outstanding shares of capital stock owned by the Company of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Subsidiary of the Company is listed in the Disclosure Schedule, if applicable: (a) its name and jurisdiction of incorporation or organization; (b) the location of its chief executive office; (c) a summary of its lines of business and products; (d) its authorized capital stock or share capital; (e) the number of issued and outstanding shares of capital stock or share capital and the owner(s) thereof; and (f) the officers and directors of such Subsidiary.

     4.4. Ownership Interests. Except for the interests in the Company's Subsidiaries listed in the Disclosure Statement, neither the Company nor any of its Subsidiaries owns any direct or indirect interest in any Person. Since January 1, 1996, the Company has not (i) disposed of the capital stock (other than Company Common Stock) or all or substantially all of the assets of any ongoing business, or (ii) purchased the business and/or all or substantially all of the assets of another Person (whether by purchase of stock, assets, merger or otherwise).

     4.5. Constituent Documents. True and complete copies of the Certificate or Articles of Incorporation and all amendments thereto or other appropriate formation documents, the By-Laws as amended and currently in force and all corporate minute books and records of the Company and each of its Subsidiaries have been furnished or made available by the Company to Watson for inspection. The corporate minute books and records of the Company and its Subsidiaries contain true and complete copies of all resolutions adopted by the stockholders or the Board of Directors of the Company and its Subsidiaries or any committees thereof.

     4.6. Authorization of Agreement and Other Documents. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which the Company is a party (collectively, the "Company Ancillary Documents"), have been duly authorized by the Board of Directors of the Company and no other corporate or stockholder approvals are necessary to authorize the execution, delivery or performance of this Agreement or any Company Ancillary Document, except the approval of the Merger by the Stockholders. This Agreement is, and, as of the Closing Date, each of the Company Ancillary Documents will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to the receipt of Stockholder approval of the Merger.

     4.7. No Violation. Neither the execution and delivery by the Company of this Agreement or the Company Ancillary Documents, nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Certificate or Articles of Incorporation or By-Laws of the Company or any of its Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Company Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, cause the forfeiture or adversely affect any material right of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company (including Intellectual Property) or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other material instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound; (d) contravene or conflict with or constitute a violation of any provision of any material law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except for any of the foregoing matters which would not reasonably be expected to have a Company Material Adverse Effect; or (e) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, except for any of the foregoing matters which would not reasonably be expected to have a Company Material Adverse Effect.

     4.8. Compliance with Laws--General.

     (a) To the Company's knowledge, the Company and each of its Subsidiaries hold, in its own name, all material permits, licenses, variances, exemptions, orders and approvals of any court, arbitral, tribunal, administrative agency or commissioner or other governmental or other regulatory authority or agency ("Governmental Entities") necessary for the lawful conduct of its business (the "Permits"), each of which is listed on the Disclosure Statement. To the Company's knowledge, all such material Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no suspension, cancellation or termination of any Permit is threatened. True and correct copies of all Permits have been provided or made available to Watson prior to the date hereof. The Company has provided to Watson copies of all notices from any Governmental Entity relating to any material alleged violation or material non-compliance with any law, ordinance or regulation of any Governmental Entity by the Company during the last three years and all such matters have been resolved as of the date hereof.

     (b) To the Company's knowledge, the Company and its Subsidiaries are not in violation of, in any material respect, and are in material compliance with, the terms of its material Permits.

     (c) To the Company's knowledge, the Company and its Subsidiaries are not in violation of, and are in substantial compliance with, all laws, ordinances or regulations of all Governmental Entities (including, but not limited to, those related to occupational health and safety, controlled substances or employment and employment practices) that are applicable to the Company or any of its Subsidiaries or affect or relate to this Agreement or the transactions contemplated hereby, except for any of the foregoing matters which would not reasonably be expected to have a Company Material Adverse Effect.

     (d) No investigation, review, inquiry or proceeding by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those related to FDA product approvals requested by the Company, and in the good faith opinion of the Senior Officers (as defined herein), based upon their actual knowledge after reasonable inquiry ("Good Faith Opinion"), there are no facts which could reasonably be expected to form a legitimate basis for any of the foregoing.

     (e) Neither the Company nor any of its Subsidiaries are subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations of any laws, ordinances or regulations applicable to the Company or any of its Subsidiaries.

     (f) To the Company's knowledge, all finished products purchased from third party manufacturers by the Company or its Subsidiaries meet the specifications therefor in all material respects and there is no material violation of any applicable law by any third party manufacturer.

     4.9. Compliance with Laws--FDA.

     (a) To the Company's knowledge, as to each drug of the Company or any of its Subsidiaries for which a new drug application ("NDA") or abbreviated new drug application ("ANDA") has been approved by the U.S. Food and Drug Administration ("FDA"), which drugs are described in the Disclosure Statement and such NDAs and ANDAs are exclusively owned by the Company or one of its Subsidiaries, the applicant and all Persons performing operations covered by the application are not in violation of, in any material respect, and are in material compliance with, 21 U.S.C. Section Section 355, 21 C.F.R. Parts 314 et. seq., respectively, and all terms and conditions of the application.

     (b) The Company does not manufacture, sell or distribute, and has not developed and is not currently developing any "biologic product," "medical devices" or "antibiotics."

     (c) To the Company's knowledge, the Company and each of its Subsidiaries are not in violation of, in any material respect, and are in material compliance with, all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207. To the Company's knowledge, to the extent required, the Company and each of its Subsidiaries have obtained licenses from the U.S. Drug Enforcement Agency ("DEA") and are not in violation of, in any material respect, and are in material compliance with, all such licenses and all applicable regulations promulgated by the DEA.

     (d) To the Company's knowledge, all manufacturing operations conducted by or for the benefit of the Company and its Subsidiaries are not in violation of, in any material respect, and have been and are being conducted in material compliance with, the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211.

     (e) To the Company's knowledge, neither the Company, its Subsidiaries nor their respective officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10, 1991) and any amendments thereto.

     (f) No reports of inspection observations, establishment inspection reports or warning letters have been received from or issued by the FDA or the DEA within the last three years that allege lack of compliance with the FDA or the DEA regulatory requirements by the Company, its Subsidiaries or, to the Company's knowledge, persons covered by product applications or otherwise performing services for the benefit of the Company or its Subsidiaries.

     (g) Neither the Company nor its Subsidiaries have received any written notice or has knowledge that the FDA or the DEA has commenced or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or its Subsidiaries or commenced or threatened to initiate, any action to enjoin production at any facility owned or used by the Company or its Subsidiaries or any facility at which any of the Company's or its Subsidiaries' products are manufactured, processed, packaged, labeled, stored, distributed, tested or otherwise handled (the "Manufacturing Locations").

     (h) To the Company's knowledge, as to each article of drug or consumer product currently manufactured and/or distributed by the Company or its Subsidiaries, which products are described in the Disclosure Statement, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. Section Section 321 et. seq.

     (i) To the Company's knowledge, as to each drug referred to in Section 4.9(a), the Company, its Subsidiaries and their respective officers, employees, agents and affiliates have included or caused to be included in the application for such drug, where required, the certification described in 21 U.S.C. Section 335a(k)(l) and the list described in 21 U.S.C. Section 335a(k)(2), and such certification and such list was in each case true and accurate, in all material respects, when made and remained true and accurate in all material respects thereafter.

     (j) Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, their respective officers, employees, agents or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or authorized by 21 U.S.C. Section 335a(b).

     (k) As to each application or abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by the Company or its Subsidiaries, or applicants acting on its behalf as of the date of this Agreement, the Company and its Subsidiaries have complied, in all material respects, and are in material compliance with, the requirements of 21 U.S.C. Section Section 355 and 21 C.F.R. Parts 312 and 314 et. seq. and has provided all additional information and taken all additional action reasonably requested by the FDA in connection with the application.

     (l) In the Company's Good Faith Opinion, there are no facts or circumstances that would reasonably be expected to delay, in any material respect, outside the ordinary course of business, or prevent approval of any pending NDAs or ANDAs, or any amendments and/or supplements thereto.

     (m) To the Company's knowledge, there are no lawsuits, actions, arbitrations or legal or administrative or regulatory proceedings, charges, complaints, or investigations by the FDA or any other Governmental Entity pending against the Company or any of its Subsidiaries with respect to any Permit. To the Company's knowledge, there are no proceedings pending with respect to a violation by the Company or any Subsidiary of the Food, Drug and Cosmetic Act, FDA regulations adopted thereunder, or any other legislation or regulation promulgated by any other Governmental Entity which might result in the revocation, cancellation, suspension, limitation or adverse modification of any Permit.

     (n) Neither the Company nor any of its Subsidiaries have been served with any complaint or received any other notices of lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any federal, state or foreign regulatory agency threatened or pending against or relating to the Company or any of its Subsidiaries or any Permit of the Company or any of its Subsidiaries. There have been no product recalls or similar actions by the Company or any of its Subsidiaries since January 1, 1994.

     (o) To the Company's knowledge, the Company and each of its Subsidiaries are not in violation of, in any material respect, and are in material compliance with, all applicable laws and regulations regarding the conduct of pre-clinical and clinical investigations including but not limited to good laboratory practices, investigational new drug requirements, and requirements regarding informed consent and Institutional Review Boards designed to ensure the protection of the rights and welfare of human subjects, including but not limited to the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312.

     (p) To the Company's knowledge, the Disclosure Statement identifies all the countries in which the Company's or its Subsidiaries' products have been or are being registered and/or approved for manufacturing, marketing or sale and the products approved in each respective country. To the Company's knowledge, the Company or its Subsidiaries are authorized to sell products in each of the countries in which such products are currently being sold and all Permits necessary for such sale are held by the Company or one of its Subsidiaries. The Disclosure Statement describes the owners of the approvals or registrations for the manufacture, marketing or sale of the Company's or its Subsidiaries' products.

     4.10. Books and Records. The Company's and its Subsidiaries' books, accounts and records are, and have been, in all material respects, maintained in the Company's and its Subsidiaries usual, regular and ordinary manner, in accordance with GAAP, and all material transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein. To the Compnay's knowledge, all documents or information that the Company or its Subsidiaries have provided or made available to Watson are true and correct copies of such documents or information as they exist in the Company's or its Subsidiaries' books and records.

     4.11. SEC Documents. The Company has delivered or made available to Watson each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1997, which reports constitute all of the documents required to be filed by the Company with the SEC since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any Company Reports filed after the date hereof and prior to the Effective Time (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has timely filed with the SEC all reports required to be filed under Section 13, 14 and 15(d) of the Exchange Act since January 1, 1997. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect), and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect). The financial statements of the Company, including the notes thereto, included in or incorporated by reference into the Company Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto). Since January 1, 1997, there has been no material change in the Company's accounting methods or principles except as described in the notes to such Company financial statements.

     4.12. Accounts Receivables. To the Company's knowledge, none of the trade receivables and notes receivable which are reflected in the financial statements contained in the Company Reports or which arose subsequent to June 30, 1998, is or was subject to any counterclaim or set off (other than claims in the ordinary course of business or otherwise covered by the reserve for doubtful accounts in the Company's financial statements). All of such trade receivables arose out of bona fide, arms-length transactions for the sale of goods, performance of services or the right to receive royalty income, and to the Company's knowledge, all such trade receivables and notes receivable are good and collectible (or have been collected) in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and for allowances and discounts.

     4.13. Inventory. To the Company's knowledge, all inventory of the Company or any of its Subsidiaries which is held for sale or resale, including raw materials, work in process and finished goods (collectively, "Inventory"), consists of items of a quality historically useable and/or saleable in the normal course of business, net of any applicable reserves.

     4.14. Bank Accounts. The Disclosure Statement contains a list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box; and (b) the names of all persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or any of its Subsidiaries.

     4.15. Intellectual Property.

     (a) The Disclosure Statement lists all Patents, registered and applied for Trademarks and material unregistered trademarks, service marks and trade names owned by (or registered in the name of) the Company or any of its Subsidiaries. The Disclosure Statement includes as to each Patent or Trademark listed thereon: a Patent registration or application number, as applicable for each listed Trademark and non-U.S. Patent, and a docket or patent number for each listed U.S. Patent; the country or countries in which each Patent or Trademark is issued, registered or applied for, as applicable; the application date or registration date for each listed Trademark and the docket number or issue date for each listed Patent, as applicable; and the owner of such Patent or Trademark. To the Company's knowledge, all Patents and Trademarks listed on the Disclosure Statement exist and have been maintained in good standing, including without limitation, the timely payment of any maintenance fees and annuities thereon. The Company has taken all commercially reasonable actions and made all commercially reasonable applications and filings pursuant to applicable laws to secure, perfect and protect its rights in the Intellectual Property, necessary, required or desirable for the conduct of its business as presently conducted and, to the Company's knowledge, as currently proposed to be conducted; and, to the Company's knowledge, neither the Company, its Subsidiaries nor any of their respective agents has practiced inequitable conduct under the Patent laws or other applicable laws with respect to any of the foregoing. The Company and each of its Subsidiaries has taken all commercially reasonable steps (including without limitation entering into appropriate confidentiality, non-disclosure and non-competition agreements with all officers, directors and employees of the Company and its Subsidiaries with access to or knowledge of the Intellectual

Property of the Company or its Subsidiaries (and the products and technology of the Company and its Subsidiaries)) to safeguard and maintain the secrecy and confidentiality of, and to assign to the Company or its Subsidiaries, as applicable, all of such employee's rights in all such Intellectual Property invented or developed by such employee within the scope of such employee's employment. All full-time employees of the Company and its Subsidiaries have signed a confidentiality and invention assignment agreement for the benefit of the Company or one of its Subsidiaries to assign such employee's rights in Intellectual Property to the Company or one of its Subsidiaries.

     (b) To the Company's knowledge, the Company and its Subsidiaries own, are duly licensed or otherwise have the right to use all of the Intellectual Property used or required for use in connection with the business of the Company and its Subsidiaries as presently conducted and, to the Company's knowledge, as currently proposed to be conducted; and, to the Company's knowledge, all such Intellectual Property is valid and enforceable against third parties. Except as set forth in the Disclosure Statement, to the Company's knowledge, the Company and its Subsidiaries own, on an exclusive basis, free and clear of any Liens, and have the unrestricted right to use, license, sell or dispose of, and the right to bring infringement actions with respect to all the Intellectual Property owned by the Company and its Subsidiaries. Except as set forth in the Disclosure Statement, to the Company's knowledge, the Company and its Subsidiaries do not pay, and have no obligation (whether absolute or contingent) to pay, royalties, honoraria, fees or other payments to any Person by reason of the ownership, use, license, sale or disposition of any Intellectual Property by the Company or its Subsidiaries. Except as set forth in the Disclosure Statement, to the Company's knowledge, neither the Company nor any of its Subsidiaries has received notice (written or oral) of any claim of any Person asserting rights in, or a conflict with, the Intellectual Property used or required for use in connection with the business of the Company and its Subsidiaries as presently conducted and as currently proposed to be conducted (including without limitation the Patents and Trademarks listed in the Disclosure Statement); and, in the Company's Good Faith Opinion, there is no reasonable basis for such a claim. Without limiting the foregoing, to the Company's knowledge, no other Person has claimed the right to use in connection with substantially similar or closely related goods and in the same geographic area any Trademark which is identical or confusingly similar to any Trademark used by the Company or its Subsidiaries, except pursuant to written agreements with the Company or its Subsidiaries which are listed in the Disclosure Statement. To the Company's knowledge, neither the Company nor any of its Subsidiaries has provided notice (written or oral) to any Person of infringement of any Intellectual Property right held by the Company or its Subsidiaries; and, in the Company's Good Faith Opinion, there is no reasonable basis for such a claim. There is no agreement, arrangement or understanding (written or oral) between the Company or any of its Subsidiaries and another Person which would prevent or restrict Watson and its Subsidiaries after the Merger from using, selling, licensing or disposing of any material Intellectual Property of the Company and its Subsidiaries on substantially the same terms and conditions applicable to the Company and its Subsidiaries immediately prior to the Merger.

     (c) The Disclosure Statement lists all material agreements, arrangements or understandings (whether written or oral, and if oral, the Disclosure Statement contains a brief description of the principal terms thereof) pursuant to which the Company or its Subsidiaries has either purchased, sold, licensed, secured or disposed of rights in Intellectual Property from or to another Person or agreed to do any of the foregoing (other than licenses to commercially available off-the-shelf computer software acquired or entered into by the Company or its Subsidiaries in the ordinary course of business) ("Intellectual Property Agreements"). To the Company's knowledge, each of the parties thereto have performed, in all material respects, all obligations under each Intellectual Property Agreement which are required to be performed by such party, and there is no default (or event which with notice or lapse of time would constitute a default) thereunder. To the Company's knowledge, each Intellectual Property Agreement is enforceable against each of the parties thereto pursuant to its terms.

     (d) To the Company's knowledge, the operation of the business of the Company and its Subsidiaries as presently conducted and, to the Company's knowledge, as currently proposed to be conducted (including without limitation the manufacture, sale, use, trade dress, packaging, license, or other exploitation of products and technology currently marketed or in development) does not and will not infringe, trespass or otherwise violate the Intellectual Property rights of any Person. Without limiting the foregoing, to the Company's knowledge, neither the Company nor any of its Subsidiaries has received a notice (written or oral) of infringement of any Intellectual Property right held by another Person; and, in the Company's Good Faith Opinion, there is no reasonable basis for such a claim. Except as set forth in the Intellectual Property Agreements, neither the Company nor any of its Subsidiaries is obligated to indemnify any Person for any liability, cost or expense arising from such Person's use, sale, licensing or disposition of any Intellectual Property or such Person's manufacture, use, sale, license or other exploitation of any product or technology.

     (e) As used herein, the following capitalized terms shall have the meanings ascribed to them as set forth below: "Intellectual Property" shall mean any and all intellectual or proprietary property, including without limitation Patents, Trademarks, and Know-How. "Patents" shall mean patents, including U.S. and foreign patents and counterparts (whether original, reissue, reexamine, division, continuation, continuation-in-part, or extension thereof), patent applications, and invention disclosures. "Trademarks" shall mean trademarks, trade names, trade dress, domain names, service marks, or copyrights (in each case, whether registered or not) as well as any applications therefor or registrations thereof and all goodwill associated therewith. "Know-How" shall mean any research and development records and results, stability data, clinical data, raw data and lab journals, technology, processes and methods, technical information, trade secrets, manufacturing and other know-how (including without limitation proprietary know-how and use and application know-how), formulas, formulations, production records and specifications, raw material specifications, manufacturing processes, procedures and records, test procedures, quality control records and data, product specifications, algorithms, adverse drug experience information and complaints, marketing and competition analysis, customer and supplier lists or proprietary information.

     4.16. Title to Properties. Attached to the Disclosure Statement is a list and description of each item of real or tangible personal property owned by the Company or any of its Subsidiaries which has a net book value in excess of $50,000. To the Company's knowledge, the Company or its Subsidiaries has good, marketable, legal and valid title to such property free and clear of all liens, claims, encumbrances or security interests (collectively, "Liens"), except for
(A) Liens set forth on the Disclosure Statement and (B) (w) mechanic's, materialmen's, and similar liens, (x) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation,
(y) liens on goods in transit incurred pursuant to documentary letters of credit, and (z) other immaterial items. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all material leases to which it is a party as lessee. To the Company's knowledge, all of the material leases to which the Company or any of its Subsidiaries is a party (other than leases for Leased Premises) are legal, valid and binding obligations of the Company or its Subsidiaries and in full force and effect, and no default by the Company or its Subsidiaries, or any other party thereto has occurred or is continuing thereunder. The Disclosure Schedule lists all material properties and assets used by the Company or any of its Subsidiaries in connection with the operation of their respective businesses which are held under any lease or under any conditional sale or other title retention agreement. Except for such assets and facilities, taken as a whole, as are immaterial to the business of the Company or its Subsidiaries, all tangible assets and facilities of the Company and its Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted) and, in the aggregate with the intangible assets of the Company, are sufficient to conduct the business of the Company and its Subsidiaries as presently conducted or as currently proposed to be conducted prior to the date hereof.

     4.17. Real Estate.

     (a) Neither the Company nor any of its Subsidiaries owns any real estate, or has the option to acquire any real estate, other than the premises identified in the Disclosure Statement (the "Real Estate"). The Disclosure Statement accurately sets forth the street addresses of the Real Estate. The Company has provided Watson with true and correct copies of all title insurance policies, surveys and environmental reports in its possession relating to the Real Estate. The Company or one of its Subsidiaries holds fee simple title to the Real Estate, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements of record and other immaterial items, none of which would reasonably be expected to have a Company Material Adverse Effect. The Real Estate is not subject to any leases or tenancies. To the Company's knowledge, none of the improvements comprising the Real Estate or the businesses conducted or proposed to be conducted by the Company or its Subsidiaries thereon, are in violation of any material use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code, ordinance or public utility easement, except for violations which do not materially interfere with the conduct of the business of the Company or its Subsidiaries as presently conducted or proposed to be conducted. To the Company's knowledge, no material expenditures are required to be made in the next twenty-four months for the repair or maintenance of the Real Estate or any improvements thereon for the business conducted or currently proposed to be conducted by the Company or its Subsidiaries.

     (b) Neither the Company nor any of its Subsidiaries leases any real estate other than the premises identified in the Disclosure Statement as being so leased (the "Leased Premises"). The Disclosure Statement accurately sets forth the street address for each of the Leased Premises. The Leased Premises are leased to the Company or its Subsidiaries, pursuant to written leases, true and complete copies of which have been provided to Watson or its counsel. To the Company's knowledge, none of the improvements comprising the Leased Premises, or the businesses conducted or proposed to be conducted by the Company or its Subsidiaries thereon, are in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance, public utility or other easements or other applicable law, except for violations which do not materially interfere with the conduct of the business of the Company or its Subsidiaries as presently conducted or proposed to be conducted. To the Company's knowledge, no material expenditures are required to be made in the next twenty-four months for the repair or maintenance of the Leased Premises or any improvements thereon for the business conducted or currently proposed to be conducted by the Company or its Subsidiaries. To the Company's knowledge, neither the Company nor its Subsidiaries are in default (nor in the Company's Good Faith Opinion, there are no facts that would reasonably give rise to a default) under any agreement relating to the Leased Premises nor, to the knowledge of the Company, is any other party thereto in default thereunder. There are no options in favor of the Company or its Subsidiaries to purchase any of the Leased Premises.

     (c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Real Estate, the Leased Premises, each facility located on the Real Estate and the Leased Premises and, to the Company's knowledge, each of the Company's or its Subsidiaries' Manufacturing Locations are currently served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate such Real Estate, Leased Premises, Manufacturing Locations and/or facility at its current rate of production, and none of the utility companies serving any such Real Estate, Leased Premises, any facility and, to the Company's knowledge, each of such Manufacturing Locations has threatened the Company, its Subsidiaries or, to the knowledge of the Company, any other Person with any reduction in service.

     (d) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no challenges or appeals pending or, to the Company's knowledge, threatened regarding the amount of the Taxes on, or the assessed valuation of, the Real Estate or the Leased Premises, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this Section 4.17(d) shall not be deemed to be breached by any prospective general increase in real estate tax rates).

     (e) There are no condemnation proceedings pending against the Company or, to the Company's knowledge, threatened with respect to any portion of the Real Estate or the Leased Premises.

     (f) Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending against the Company or, to the Company's knowledge, threatened with respect to any portion of the Real Estate or, to the extent the Company or its Subsidiaries is liable for payment therefor, the Leased Premises.

     (g) Except as would not reasonably be expected to have a Company Material Adverse Effect, the buildings and other facilities located on the Real Estate and the Leased Premises are free of any material latent structural or engineering defects known to the Company or any material patent structural or engineering defects.

     4.18. Contracts.

     (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or the issuer or beneficiary of, any undischarged written or oral: (i) agreement or arrangement obligating the Company or its Subsidiaries to pay or receive (other than pursuant to indemnification arrangements where no claim has been asserted) an amount in excess of $100,000 (excluding purchase and sale orders not in excess of $250,000 entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices); (ii) employment or consulting agreement or arrangement; (iii) plan or contract or arrangement providing for bonuses, severance, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering employees of the Company or any of its Subsidiaries, other than the Benefit Plans (as defined herein) described in the Disclosure Statement; (iv) agreement restricting in any manner the Company's or any of its Subsidiaries' right to compete with any other Person, the Company's or any of its Subsidiaries' right to purchase, develop, manufacture, sell or distribute any product, the right of any other Person to compete with the Company or any of its Subsidiaries, or the ability of the Company or any of its Subsidiaries to employ or hire any Person; (v) secrecy or confidentiality agreements entered into outside the ordinary course of business; (vi) any material distributorship, development, co-promotion, manufacturing, collaborative, non-employee commission or marketing agent, representative or franchise agreement providing for the purchase, distribution, marketing, development, manufacture and/or sale of the products or services of the Company or any of its Subsidiaries; (vii) agreement between the Company and any of its affiliates or other Related Parties (as herein defined); (viii) guaranty, performance, bid or completion bond, or surety or indemnification agreement other than such provisions as are contained in any of the agreements listed in the Disclosure Statement; (ix) requirements contract; (x) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement or letter of credit; (xi) material agreement for the treatment or disposal of Materials of Environmental Concern (as defined herein); (xii) any agreement relating to the ownership or control of any interest in any Person; (xiii) any contract, agreement or arrangement containing change of control provisions; or (xiv) any agreement for the purchase or sale of all or substantially all of the equity interests or assets of a business, or an agreement relating to a merger or consolidation to which the Company or any of its Subsidiaries is or was a party. True and correct copies of all agreements listed in the Disclosure Statement have been provided or made available to Watson. Neither the Company nor any of its Subsidiaries are currently negotiating any transaction involving (i) a license or other disposition of any material Intellectual Property; or (ii) an aggregate payment by the Company or its Subsidiaries and/or receipts to the Company or its Subsidiaries in excess of $250,000.

     (b) To the Company's knowledge, all agreements, leases, subleases and other instruments referred to in this Section 4.18, are, in accordance with and subject to their terms, in full force and binding upon the Company or its Subsidiaries, and the other parties thereto. To the Company's knowledge, neither the Company nor any of its Subsidiaries is and none of the other parties thereto are in default of a material provision under any such agreement, lease, sublease or other instrument. In the Company's Good Faith Opinion, there is no event, occurrence or condition which, with the lapse of time, the giving of notice, or both, would become a default of a material provision under any such agreement, lease, sublease or other instrument by the Company or its Subsidiaries, or, to the knowledge of the Company, the other contracting party. Since January 1, 1997, neither the Company nor any of its Subsidiaries has released or waived any material right under any such agreement, lease, sublease or other instrument other than in the ordinary course of business consistent with past practices.

     (c) Immediately after the Closing, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement, consulting agreement or any other agreement relating to the equity or management of the Company or its Subsidiaries.

     4.19. Insurance. The Disclosure Statement contains a true and correct list of all insurance policies to which the Company or any of its Subsidiaries is a party, including without limitation those which pertain to the Company's or its Subsidiaries' assets, employees or operations. To the Company's knowledge, all such insurance policies are in full force and effect. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policies. In the two (2) year period ending on the date hereof, neither the Company nor any of its Subsidiaries have received any written notice from, or on behalf of, any insurance carrier of non-renewal of a policy, or requiring alteration of any of the Company's or its Subsidiaries' assets, purchase of additional equipment, or modification of any of the Company's or its Subsidiaries' methods of doing business, in each case, which would reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries made any claim for reimbursement from its insurance carriers since June 30, 1996. The insurance coverages listed in the Disclosure Statement provide the Company and its Subsidiaries with coverages of risks as the Company believes are comparable to companies of established repute engaged in a similar business.

     4.20. Litigation. To the Company's knowledge, there is no material claim, arbitration, litigation or proceeding, in law or in equity, and there are no material proceedings or governmental investigations before any commission or other administrative authority, pending or threatened against the Company or any of its Subsidiaries, or any of the Company's or its Subsidiaries' respective officers, directors or affiliates, with respect to the Company's or its Subsidiaries' respective operations, businesses, products, sales practices or financial condition, or relate to the consummation of the transactions contemplated hereby, by the Watson Ancillary Documents or the Company Ancillary Documents. In the Company's Good Faith Opinion, there are no facts which, if known by a potential claimant or governmental authority, would reasonably give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or its Subsidiaries, would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries are bound by any order, judgment or decree issued by any Governmental Entity.

     4.21. Warranties. Neither the Company nor any of its Subsidiaries has made any oral or written warranties with respect to the quality or absence of defects of its products or services which they have sold or performed which are in force as of the date hereof. To the Company's knowledge, there are no material claims pending or threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in such products or services.
In the Company's Good Faith Opinion, there are no facts relating to the quality of or absence of defects in such products or services which, if known by a potential claimant or Governmental Entity, would reasonably give rise to a material claim or proceeding. The Disclosure Statement sets forth a summary, which is accurate in all material respects, of all returns of products during the period beginning January 1, 1996 and ending on the date hereof, and all credits and allowances for returned products given to customers during said period and said summary contains a description of any reoccurring product defects (other than returns due to date expirations).

     4.22. Products Liability. Neither the Company nor any of its Subsidiaries have received any written notice relating to any material claim involving any product manufactured, produced, distributed or sold by or on behalf of the Company or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Company or its Subsidiaries prior to the date of this Agreement. In the Company's Good Faith Opinion, there are no facts which would reasonably give rise to any of the foregoing.

     4.23. Arbitration. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the properties, assets, personnel or business activities of the Company or its Subsidiaries.

     4.24. Taxes.

     (a) As used in this Agreement, (i) the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

     (b) To the Company's knowledge, the Company has completed and filed on a timely basis and in correct form all Returns required to be filed by the Company or any of its Subsidiaries. To the Company's knowledge, as of the time of filing, the foregoing Returns were correct and complete in all material respects. To the Company's knowledge, an extension of time within which to file any Return which has not been filed has not been requested or granted.

     (c) With respect to all amounts in respect of Taxes imposed upon the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before September 30, 1998, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all amounts required to be paid by the Company or its Subsidiaries, to taxing authorities or others, on or before the date hereof have been paid or adequately reserved for on the financial statements contained in the Company Reports, and any Taxes accrued but not due and payable as of September 30, 1998 have been accrued or otherwise reserved for in financial statements contained in the most recent Company Report. There are no Liens filed against any asset of the Company or any of its Subsidiaries resulting from the failure to pay any Tax when due.

     (d) To the Company's knowledge, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by the Company or any of its Subsidiaries (or with respect to any Return which a taxing authority has asserted should have been filed by the Company or any of its Subsidiaries) which waivers are still in effect. The Disclosure Statement sets forth those years for which examinations are presently being conducted. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements contained in the Company Report, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the financial statements contained in the most recent Company Report.

     (e) The unpaid Taxes of the Company or any of its Subsidiaries do not materially exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the financial statements included in the most recent Company Report, as adjusted for the passage of time through the Closing.

     (f) Neither the Company nor any of its Subsidiaries is or at any time has been a party to or bound by (nor will the Company or any of its Subsidiaries become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement.

     (g) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code other than a group the common parent of which was the Company.

     4.25. ERISA.


     (a) The Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and referred to herein as a "Welfare Plan") and all other Benefit Plans (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement to provide employees, directors, independent contractors, or officers of any Commonly Controlled Entity (as defined below) with medical, health, life, bonus, stock (option, ownership or purchase), deferred compensation, severance, salary continuation, vacation, sick leave, material fringe, incentive insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any other Person that, together with the Company at any time during the last six years, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of any Commonly Controlled Entity (collectively, the "Benefit Plans") and no Commonly Controlled Entity has any liability, direct or indirect, under any Benefit Plan not listed on the Disclosure Statement.

     (b) Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in material compliance with, and has been maintained in material compliance with, the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements.

     (c) All Pension Plans which are intended to be tax-qualified have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the Internal Revenue Service, true and complete copies of which have been delivered to Watson, or have filed, or will file, a timely application therefor, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that could adversely affect its qualification or materially increase its costs.

     (d) To the Company's knowledge, no Commonly Controlled Entity has ever adopted or been obligated to contribute to, or has, or has ever had, any liability under, any "defined benefit pension plan" as defined in Section 3(35) of ERISA subject to Title IV of ERISA or any pension plan to which the minimum funding requirements of Section 412 of the Code are applicable or any single-employer pension plan which is subject to Title IV of ERISA. No Commonly Controlled Entity currently has any liability under any such plans.

     (e) To the Company's knowledge, no Commonly Controlled Entity is currently, or has ever been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA ), and no employee of any Commonly Controlled Entity may reasonably expect to participate in any multiemployer plan on account of his or her employment with a Commonly Controlled Entity. No Commonly Controlled Entity has any liability, potential liability or contingent liability (including without limitation liability for past due contributions) to any multiemployer plan or, to the Company's knowledge, has withdrawn from any multiemployer plan where such withdrawal has either: (i) resulted or could result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA, and without regard to subsequent reduction or waiver of such liability under Sections 4207 or 4208 thereof) that has not been fully paid; or (ii) engaged in a transaction that might have resulted in withdrawal liability but for the application of Section 4204 of ERISA.

     (f) With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and (iii) each such Welfare Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

     (g) Neither the Company or any Commonly Controlled Entity nor any Person acting on behalf of the Company or any Commonly Controlled Entity has, in contemplation of any corporate transaction involving Watson, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of the Company or of any Commonly Controlled Entity to the effect that, following the date hereof, (i) except in the normal course of business, any benefits or compensation provided to such employees under existing Benefit Plans or under any other plan or arrangement will be enhanced, (ii) except in the normal course of business, any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, or (iv) any plans or arrangements provided by Watson will be made available to such employees.

     (h) To the Company's knowledge, no Commonly Controlled Entity has ever promised or been obligated to provide former employees with coverage or benefits under Benefit Plans, other than as required by benefit continuation rights granted by state or federal law, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. No Commonly Controlled Entity has any liability to provide such coverage.

     (i) With respect to all Pension Plans of the Commonly Controlled Entities, all required contributions for all Plan years ending prior to the Closing Date have been timely made. Contributions with respect to all current Plan years (i.e. from the first day of the current plan year to the Closing Date) shall be made or accrued prior to the Closing Date by the Company in accordance with the terms of the plan and past practice, with respect to each Pension Plan which is a qualified defined contribution plan. With respect to all other Plans, all required or recommended (in accordance with plan terms and past practice) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the financial statements. None of the Plans has any unfunded liabilities which are not reflected on the financial statements of the Company contained in the Company Reports. None of the Pension Plans is a "top-heavy" plan, as defined in Section 416 of the Code. Neither the Company nor any of its subsidiaries has any plans, programs, arrangements or made any other commitments to its employees, former employees or their beneficiaries under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust or other funding arrangement. There have been no changes in the operation or interpretation of any of the Benefit Plans since the most recent annual report which would have any material effect on the cost of operating or maintaining such Plans. Commonly Controlled Entities are not obligated to contribute with respect to any

Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due, and all such costs which are customarily paid by the Company, have been paid or will be paid or accrued prior to the Closing Date.

     (j) There have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is or may be any material liability, directly or indirectly, to any Commonly Controlled Entity, under
Section 4975 of the Code or Section 502 of ERISA, with respect to any of the Pension Plans or the Welfare Plans or any parties in interest or disqualified persons with respect to such Benefit Plans.

     (k) There are no pending or threatened claims (other than routine claims for benefits), lawsuits, arbitrations or audits which have been asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereof, any Commonly Controlled Entity or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, or in connection with the assets of any Benefit Plan, and the Company has no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such claims, lawsuits, arbitrations or audits. Neither the Company, nor any subsidiary of the Company, nor any of their directors, officers, employees or any other "fiduciary", as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Code or failure to act in connection with the administration or investment of any Plan.

     (l) Nothing in this Agreement or the transaction contemplated hereunder will: (i) cause the termination or, to the best knowledge of the Company, repricing of any insurance contract to which a Commonly Controlled Entity or Benefit Plan is a party for the purposes of providing employee benefits; (ii) trigger a right of any employee of any Commonly Controlled Entity to severance, deferred compensation or retirement benefits; or (iii) cause any early withdrawal or premature termination penalty with respect to any asset held in connection with any Benefit Plan.

     (m) No Commonly Controlled Entity maintains any unfunded plan of deferred compensation.

     (n) The Company has delivered or made available to Watson true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual reports on Forms 5500 and 990, if any, filed with the Internal Revenue Service, and the most recent financial statements (to the extent not included with a Form 5500), with respect to each Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, together with any summaries of material modifications for such Benefit Plan that have been distributed to Benefit Plan participants subsequent to distribution of the most recent summary plan description, and with respect to each Benefit Plan for which summary plan descriptions are not required, a copy of the most recent booklets, brochures or other explanatory material provided to employees; (iv) each trust agreement, group annuity contract or other funding vehicle, relating to any Benefit Plan; (v) the most recent determination






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



letters received from the Internal Revenue Service regarding the Pension Plans and copies of any pending applications, filings, or notices with respect to any of the Benefit Plans with the Internal revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency;
(vii) copies of any investment management agreements under any of the Benefit Plans and copies of any fiduciary insurance policies, surety bonds, rules, regulations or policies of the trustees or of any committee member under any of the Benefit Plans; and (viii) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every Benefit Plan (including insurance contracts associated with every Benefit Plan regardless of whether any current cash value exists).

     4.26. Labor Matters. (a) There is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and during the past three years, there has not been any such action; (b) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries; (c) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and the Company does not have any knowledge of any union organizing activities during the last three years among the employees of the Company or any of its Subsidiaries; (d) to the Company's knowledge, the Company and its Subsidiaries are, and has at all times been in compliance with all applicable employment laws and practices, including, without limitation, any such laws relating to employment discrimination, occupational safety and health and unfair labor practices, except such as would not be reasonably expected to have a Company Material Adverse Effect; (e) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or, to the knowledge of the Company, any charges or complaints pending or threatened with any Governmental Entity who has jurisdiction over unlawful employment practices; (f) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure pending or, to the knowledge of the Company, threatened relating to the Company or any of its Subsidiaries; (g) neither the Company nor any of its Subsidiaries is materially delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date of this Agreement or amounts required to be reimbursed to such employees; (h) upon termination of the employment of any of the employees of the Company or any of its Subsidiaries after the Closing, neither the Company nor any of its Subsidiaries will be liable to any of its employees for severance pay, except as otherwise required by federal law or by agreements or policies listed in the Disclosure Statement; (i) the employment of each of the Company's or its Subsidiaries' employees is terminable at will without cost to the Company or any of its Subsidiaries except for payments required under the Benefit Plans, under agreements or policies listed in the Disclosure Statement and payment of accrued salaries or wages and vacation pay;
(j) no employee or former employee of the Company or any of its Subsidiaries has any right to be rehired by the Company or its Subsidiaries prior to the Company's or its Subsidiaries' hiring a person not previously employed by the Company or its Subsidiaries; and (k) the Company has separately furnished to Watson a true and complete list of all employees who are employed by the Company or any of its Subsidiaries as of October 1, 1998, and said list correctly reflects their salaries, wages, other compensation (other than benefits under the Benefit Plans), dates of employment and positions. Neither the Company nor any of its Subsidiaries owes any past or present employee any sum in excess of $25,000 individually or $100,000 in the aggregate other than for accrued wages or salaries for the current payroll period, and amounts payable under Benefit Plans. No employee owes any sum to the Company or any of its Subsidiaries in excess of $25,000, and all employees together do not owe the Company or any of its Subsidiaries in excess of $100,000.

     4.27. Environmental Matters.  To the Company's knowledge,

     (a) The Company, its Subsidiaries and their respective assets and businesses are in material compliance with all Environmental Laws and Environmental Permits (as herein defined) applicable to them. A copy of any notice, citation, inquiry or complaint which the Company or any of its Subsidiaries has received in the past three years of any alleged material violation of any Environmental Law or Environmental Permit is contained in the Disclosure Statement, and all violations alleged in said notices have been or are being corrected. A description of all such material violations currently being corrected is contained in the Disclosure Statement. To the Company's knowledge, the Company and its Subsidiaries possess all material Environmental Permits which are required for the operation of their respective businesses, and are in material compliance with the provisions of all such material Environmental Permits. Copies of all material Environmental Permits issued to the Company or any of its Subsidiaries have been provided or made available to Watson or its counsel. The Company has delivered to Watson copies of all environmental reports with respect to the Real Estate and the Leased Premises in its possession which were conducted during the last five years.

     (b) True and correct copies of all material safety data sheets of all Materials of Environmental Concern stored, treated, generated, used, transported or Released (as herein defined) in connection with the operation of the Company's or any of its Subsidiaries' respective businesses have been provided to Watson. There has been no storage, treatment, generation, transportation or Release of any Materials of Environmental Concern by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other Person for which the Company or any of its Subsidiaries is or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) which could give rise to any Company Material Adverse Effect.

     (c) To the Company's knowledge, the Disclosure Statement sets forth a complete list of all Containers (as herein defined) that are now present at, or have heretofore been removed from, the Real Estate or the Leased Premises. All Containers which have been heretofore removed from the Real Estate or the Leased Premises have been removed in material compliance with all applicable Environmental Laws.

     (d) For the purposes of this Agreement: (i) "Environmental Laws" means all applicable federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever; and Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Materials of Environmental Concern; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing; (ii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws; (iii) "Materials of Environmental Concern" means (A) pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) "hazardous substance" as defined in CERCLA, and (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C., Sec. 6902 et. seq., and all amendments thereto and reauthorizations thereof; (iv) "Release" means any spill, discharge, leak, emission, escape, injection, dumping, or other release of any Materials of Environmental Concern into the environment, whether or not notification or reporting to any governmental agency was or is, required, including without limitation any Release which is subject to CERCLA; (v) "Facility" means any facility as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq., as amended and reauthorized ("CERCLA"); (vi) "Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by the Company or any of its Subsidiaries; and (vii) "Containers" means above-ground storage tanks in excess of 250 gallons, all under-ground storage tanks and all other related vessels and related equipment and containers.

     4.28. Interim Conduct of Business. Except as otherwise contemplated by this Agreement, since June 30, 1998, neither the Company nor any of its Subsidiaries has:

     (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any material portion of its assets or property, except for sales of Inventory in the usual and ordinary course of business in accordance with the Company's or its Subsidiaries' past practices;

     (b) written off any asset which has a net book value which exceeds $25,000 individually or $100,000 in the aggregate in value, or suffered any casualty, damage, destruction or loss of any material asset, property or portion of Inventory (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

     (c) waived any material right arising out of the conduct of, or with respect to, its business;

     (d) made (or committed to make) capital expenditures in an amount which exceeds $50,000 for any item or $100,000 in the aggregate;

     (e) made any change in accounting methods or principles or voluntarily elected to alter the manner of keeping its books, accounts and records;

     (f) borrowed any money or issued any bonds, debentures, notes or other corporate securities (other than equity securities) or guaranteed the debt of any other Person, including without limitation, those evidencing borrowed money;

     (g) increased the compensation payable to, or entered into or amended any employment agreement with, any employee, except for normal pay increases in the ordinary course of business consistent with past practices, but in no event, in an amount in excess of five percent (5%) of the annual salary of each such employee as set forth in the Disclosure Statement;

     (h) paid or incurred any management or consulting fees, or engaged any consultants, except in the ordinary course of business consistent with past practices;

     (i) hired any employee who has an annual salary in excess of $75,000;

     (j) terminated any employee having an annual salary or wages in excess of $75,000;

     (k) adopted any new Benefit Plan or amended any existing Benefit Plan in any material respect;

     (l) issued or sold any securities of any class, except for the exercise of options to purchase Company Common Stock under the Company Option Plans or the issuance of Company Common Stock under the Company's stock purchase plan;

     (m) discharged any material liability except in the usual and ordinary course of business in accordance with past practices, or prepaid any liability;

     (n) not settled or initiated any litigation or threatened litigation with any Person with an amount in controversy in excess of $50,000 individually or $100,000 in the aggregate; or

     (o) paid, declared or set aside any dividend or other distribution on its securities of any class or other ownership interests, or, directly or indirectly, purchased, exchanged, redeemed or otherwise acquired any of its securities of any class or made any commitment for any such action.

Notwithstanding the foregoing, the Company shall not be deemed to have breached the terms of this Section 4.28 by entering into this Agreement or by consummating the transactions contemplated hereby.

     4.29. Affiliated Transactions. Since January 1, 1997, neither the Company nor any of its Subsidiaries has been a party to any transaction (other than employee compensation) with a "Related Party". For purposes of this Agreement, the term "Related Party" shall mean: any present or former officer or director, 10% stockholder or present affiliate of the Company or any of its Subsidiaries, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons. No property or interest in any property (including, without limitation, designs and drawings concerning machinery or rights in Intellectual Property) which relates to and is necessary in the present or currently contemplated future operation of the Company's or its Subsidiaries' respective businesses, is presently owned by or leased or licensed by or to any Related Party. Except for the ownership of securities representing less than a 2% equity interest in various publicly traded companies, neither the Company, its Subsidiaries, nor to the Company's knowledge, any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Company's or its Subsidiaries' respective businesses.

     4.30. Significant Customers, Suppliers, Joint Venture Partners and Employees. The Disclosure Statement sets forth an accurate list of the Company's and its Subsidiaries' Significant Customers (as defined herein), Significant Suppliers (as defined herein); Joint Venture Partners (as defined herein) and Significant Employees (as defined herein). The Company has no knowledge nor has it received any notice of any intention by a (a) Significant Customer to terminate its business relationship with the Company or its Subsidiaries or to limit or alter its business relationship with the Company or its Subsidiaries in any material respect; (b) Significant Supplier to terminate its business relationship with the Company or its Subsidiaries or to limit or alter its business relationship with the Company or its Subsidiaries in any material respect; (c) Joint Venture Partner to terminate its business relationship with the Company or its Subsidiaries or to limit or alter its business relationship with the Company or its Subsidiaries in any material respect; or (d) Significant Employee intends to terminate his employment with the Company or its Subsidiaries. As used herein, (w) "Significant Customer" means the 10 largest customers of the Company and its Subsidiaries, taken as a whole, including distributors of the Company's products, measured in terms of sales volume in dollars for the years ended December 31, 1996 and 1997 and for the ten month period ending September 30, 1998, (x) "Significant Supplier" means any supplier of the Company and its Subsidiaries from whom the Company or its Subsidiaries has purchased $250,000 or more of goods during the years ended December 31, 1996 and 1997 or $208,333 or more goods during the ten month period ending September 30, 1998, for use in the Company's or its Subsidiaries' respective businesses; (y) "Joint Venture Partner" means any Person that has entered into an agreement with the Company or its Subsidiaries relating to the purchase, development, distribution, manufacture and/or sale of any of the Company's or its Subsidiaries' products or technologies; and (z) "Significant Employee" means the Chief Executive Officer, the President, the Senior Director of Research and Development or any Vice President of the Company or its Subsidiaries.

     4.31. Material Adverse Change. Since June 30, 1998, neither the Company nor its Subsidiaries has suffered, and no event or occurrence has taken place that would reasonably be expected to have, a Company Material Adverse Effect.

     4.32. Bribes. Neither the Company, its Subsidiaries nor, to the Company's knowledge, any of their respective officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Company, its Subsidiaries or their respective business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company or its Subsidiaries, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.

     4.33. Absence of Indemnifiable Claims, etc. There are no pending or threatened claims by any director or officer of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable law, the Certificate or Articles of Incorporation or By-laws of the Company or its Subsidiaries or any insurance policy maintained by the Company or its Subsidiaries. Other than pursuant to applicable law or the certificate of incorporation or by-laws of the Company or its Subsidiaries, no officer, director or employee of the Company or its Subsidiaries has any right to indemnification by the Company or any of its Subsidiaries.

     4.34. No Undisclosed Liabilities. To the Company's knowledge, there are no liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) of the Company or its Subsidiaries other than (i) liabilities disclosed or provided for in the most recent financial statements contained in the Company Reports; (ii) liabilities which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) liabilities under this Agreement (or contemplated hereby) or disclosed in the Disclosure Statement and (iv) liabilities incurred since June 30, 1998 in the ordinary course of business and consistent with past practices.

     4.35. Employees of Company and Subsidiaries. To the Company's knowledge, neither the Company nor any of its Subsidiaries have taken any actions which were calculated to dissuade any present employees, representatives or agents of the Company or any of its Subsidiaries from continuing an association with the Company or any of its Subsidiaries after the Merger.

     4.36. Year 2000 Compliance. The Company and each of its Subsidiaries have conducted a commercially reasonable inventory of the hardware and software (the "Computer Systems") used by the Company and its Subsidiaries in its business, in order to determine which parts of the Computer Systems are not Year 2000 compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down (a "hard crash") or produce incorrect calculations or otherwise malfunction without becoming totally inoperable (a "soft crash"). Based on the above inventory, the estimated total cost of rendering the Computer Systems Year 2000 compliant is $100,000. For purposes of this Agreement, "Year 2000 compliant" means that all of the hardware and software comprising the Computer Systems will correctly differentiate between years, in different centuries, that end in the same two digits, and will accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations.

     4.37. No Brokers. Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company, Watson, Watson Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained CIBC Oppenheimer Corp. and William Blair & Co. as its financial advisors, the arrangements with which have been disclosed in writing to Watson prior to the date hereof.

     4.38. Tax Reorganization. To the Company's knowledge, after consulting with its independent advisors, neither the Company nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from (a) constituting a reorganization within the meaning of section 368(a) of the Code or (b) being treated as a "pooling or interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

     4.39. Opinion of Financial Advisor. The Company has received the opinion of CIBC Oppenheimer, Inc. to the effect that, as of the date hereof, the consideration to be received by the Stockholders pursuant to the Merger is fair to such Stockholders from a financial point of view.

     4.40. Information Supplied. The information supplied or to be supplied in writing by the Company, its Subsidiaries, or any of their respective officers, directors, representatives, agents or employees, for inclusion or incorporation by reference in (a) the Proxy Statement will not, at the time the Proxy Statement is first mailed to the Stockholders and at the time such Stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) the Form S-4, together with all amendments and supplements thereto, will not, at the time the Form S-4 is filed or becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Watson or any of Watson's Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement or the Form S-4.

     4.41. Takeover Statutes. Section 203 of the Delaware General Corporation Law is not applicable to the Company, its Subsidiaries or (by reason of the Company's participation therein) the Merger. No other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation is applicable to the Company, its Subsidiaries or (by reason of the Company's participation therein) the Merger or the other transactions contemplated by this Agreement.

     4.42. Definition of Knowledge. For purposes of this Agreement, the phrase "to the Company's knowledge" shall only be deemed to include the knowledge of Dinesh C. Patel, Ph.D.,

Charles D. Ebert, Ph.D., Alexander L. Searl, Reyn Gallacher, Norman A. Mazor, William R. Good, Ph.D., Don Mantle, Warren Dudley, Ray Varnakis, Debra Eppstein, Chad Briggs, Ramesh Acharya, Ph.D. and Ichiro Nakatomi, Ph.D. (the "Senior Officers").


                                   ARTICLE V

                                   COVENANTS

     5.1 Alternative Proposals.

     (a) Prior to the Effective Time, the Company agrees (i) that neither it nor any of its Subsidiaries shall, and it shall direct and cause its and its Subsidiaries' respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit, encourage or take any other action to facilitate, directly or indirectly, any inquiries or the making or implementation of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Alternative Proposal (as defined below) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal;
(ii) that it will immediately terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and (iii) that it will notify Watson immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that the Board of Directors of the Company may, in response to any unsolicited written bona-fide proposal from a third party regarding a Superior Proposal (as defined below), furnish or cause to be furnished information to, and engage in discussions with, such third party, but only if (v) the Board of Directors of the Company determines in good faith, after consultation with its independent financial and legal advisors to take such action pursuant to the exercise of its fiduciary duties under applicable law; (w) prior to furnishing such information to, or entering into discussions or negotiations with such third party, the Company receives from such third party an executed confidentiality agreement with terms no less favorable than those contained in the Confidentiality Agreement (as defined herein); (x) prior to furnishing such information to, or entering into discussions or negotiations with, such third party, the Company provides written notice to Watson to the effect that it is furnishing information to, or entering into discussions or negotiations with, such third party; (y) the Company provides to Watson all of the relevant details relating to all inquiries and proposals that the Company may receive relating to any of such matters (including the identity of the Person making such inquiry or proposal and the material terms and conditions of any such proposal) and provides Watson with copies of all materials delivered to such Person; and (z) the Company keeps Watson informed of the status of any such discussions or negotiations. Notwithstanding anything to the contrary contained in this Section 5.1, in response to the Company's or its agent's receipt of an unsolicited written bona-fide proposal from any Person regarding an Alternative Proposal, the Company or its agents may make inquiries to such Person and its agents to clarify questions relating to ambiguities of the terms of such proposal in order for the Company to determine whether such proposal is a Superior Proposal, but the Company and its agents shall continue to be prohibited from entering into any other discussions or negotiations with respect to such proposal until such time as the Board of Directors of the Company determines, in accordance with and pursuant to the terms of this Section 5.1, that such proposal is a Superior Proposal.

     (b) As used herein, the term (i) "Alternative Proposal" means (in each case other than the transactions contemplated hereby) (A) a tender offer or exchange offer for 25% or more of the then outstanding shares of Company Common Stock;
(B) a merger, consolidation or other business combination with the Company or any of its Subsidiaries, or any agreement or letter of intent or understanding relating to any such transaction; (C) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of the Company's consolidated assets, or any agreement or letter of intent or understanding relating to such transaction; (D) the acquisition by any Person (other than Watson or one of its Subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, which will be deemed for purposes hereof to provide that a Person beneficially owns any shares of Company Common Stock that may be acquired by such Person pursuant to any right, option, warrant, or other agreement, regardless of when such acquisition would be permitted by the terms thereof) of 25% or more of the outstanding shares of Company Common Stock (including Company Common Stock currently beneficially owned by such Person);
(E) any reclassification of securities or recapitalization of the Company or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of the Company that is owned by any Person, or any agreement or letter of intent or understanding relating to such transaction; (F) any transaction having an effect similar to those described in
(A) through (E) above; or (G) a public announcement with respect to a proposal, plan, or intention by the Company or another Person to effect any of the foregoing transactions (which may include publication of notice of filing or any similar notice under applicable law); and (ii) a "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any Person (other than Watson or any of its Subsidiaries) with respect to an Alternative Proposal on terms which the Board of Directors of the Company determines in good faith, and in the exercise of reasonable judgment (based on the advice or independent financial advisors and legal counsel), to be more favorable to the Company and its Stockholders than the transactions contemplated hereby (including taking into account the financing thereof).

     (c) Nothing in this Section 5.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof); (ii) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)); or (iii) affect any other obligation of the Company under this Agreement.

     5.2 Interim Operations.

     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement (provided, that, disclosures in the Disclosure Statement regarding negotiations with third parties shall not permit the Company to enter into any binding agreement or arrangement with respect to such disclosures if such agreement or arrangement would be prohibited by the terms of this Section 5.2) unless Watson has consented in writing thereto (which consent shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to,:

          (i) conduct their respective operations according to their usual, regular and ordinary course consistent with past practice;

          (ii) to the extent consistent with their respective businesses, use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those Persons having business relationships with them;

          (iii) not amend their respective Certificates or Articles of Incorporation or By-Laws or comparable governing instruments;

          (iv) promptly notify Watson of any material emergency or other Company Material Adverse Effect, any material correspondence with, or any investigation by, the FDA or other Governmental Entities, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach by the Company of any of its representations or warranties contained herein;

          (v) promptly deliver to Watson true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (vi) not (A) effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; or (C) grant any severance or termination package to any employee or consultant, other than in the ordinary course of business consistent with the policies of the Company disclosed to Watson prior to the date hereof;

          (vii) not enter into any agreement or transaction, or agree to enter into any agreement or transaction involving a sale, license or other disposition of any Intellectual Property, a merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock;

          (viii) not enter into any contract or arrangement of any type described in Section

4.18 hereof or amend or terminate any of the contracts or arrangements listed in the Disclosure Statement;

          (ix) not make any loans or capital contributions to, or investments in, any other Person;

          (x)    not perform any of the actions described in Sections 4.28(c),
(e), (f), (h), (i), (j), (k), (l), (m), (o) or (p) hereof;

          (xi) not settle or initiate any litigation or threatened litigation, other than a settlement of such matters resulting in a payment of less than $50,000, or $100,000 in the aggregate for all such matters;

          (xii) not make (or commit to make) capital expenditures in an amount which exceeds $369,400 in the aggregate;

          (xiii) not enter into any transaction with, or made any payment to, or incurred any liability to, any Related Party (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees of the Company or its Subsidiaries);

          (xiv) not increase the compensation payable to, enter into or amend any employment agreement with, or pay any bonus or other compensation to, any employee, except for (A) normal pay increases in the ordinary course of business consistent with past practices, but in no event, in an amount in excess of five percent (5%) of the annual salaries of all employees of the Company and its Subsidiaries as of the date hereof, in the aggregate; and (B) year end bonuses not to exceed $485,000 in the aggregate;

          (xv) not grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except Liens for taxes not currently due and liens granted to incur the indebtedness contemplated by Section 5.2(a)(x) hereof; and

          (xvi) maintain insurance on its tangible assets and its businesses in such amounts as are substantially similar to those currently in effect.

     (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, unless the Company has consented in writing thereto (which consent shall not be unreasonably withheld), Watson shall, and shall cause each of its Subsidiaries to,:

          (i) promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (ii) promptly notify the Company of any material emergency or other Watson Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach by Watson or Watson Sub of any of their respective representations or warranties contained herein;

          (iii) not amend their respective Certificates or Articles of Incorporation or By-laws or comparable governing instruments; and

          (iv) not take any action that would result in a failure to maintain the trading of Watson Common Stock on the New York Stock Exchange.

     5.3 Meetings of Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of the Stockholders as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement to the Stockholders; provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment as to its fiduciary duties to the Stockholders imposed by law.

     5.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Watson shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use commercially reasonable efforts to obtain all consents under or with respect to, any contract, lease, agreement, purchase order, sales order or other instrument, Permit or Environmental Permit, where the consummation of the transactions contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent; and (d) take, or cause to be taken, all other commercially reasonable actions as are reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further commercially reasonable action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Watson and the Surviving Corporation shall take all such necessary action.

     5.5 Inspection of Records. From the date hereof to the Effective Time, the Company shall (a) allow all designated officers, attorneys, accountants and other representatives of Watson reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries; (b) furnish to Watson, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Watson and its investigation of the business of the Company and its Subsidiaries and provide access to such employees to Watson. From the date hereof to the Effective Time, Watson shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and
(b) instruct the officers, counsel and financial advisors of Watson to cooperate with the Company in its investigation of the business of Watson or its Subsidiaries. All information disclosed by the Company to Watson and its representatives or by Watson to the Company and its representatives shall be subject to the terms of that certain Non-Disclosure Agreement (the "Confidentiality Agreement") dated as of February 19, 1997 between Watson and the Company.

     5.6 Publicity. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the reasonable opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement and shall provide a copy of such disclosure to the other party for comment prior to release.

     5.7 Registration Statement. Watson and the Company shall cooperate and promptly prepare and Watson shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Watson Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the Proxy Statement. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Watson shall use all reasonable efforts, and the Company will cooperate with Watson, to have the Form S-4 declared effective by the SEC as promptly as practicable. Watson shall use reasonable commercial efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. No amendment or supplement to the Proxy Statement will be made by Watson or the Company without the approval of the other party, which approval shall not be unreasonably withheld. Watson will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Watson Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and Watson shall use reasonable commercial efforts to promptly resolve any such stop order, suspension or qualification.

     5.8 Stock Exchange Listing. Watson shall use all reasonable efforts to cause the shares of Watson Common Stock to be issued in the Merger and the shares of Watson Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance.

     5.9  Indemnification.

     (a) From and after the Effective Time, Watson agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party (and Watson and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

     (b) For a period of two (2) years after the Effective Time, Watson shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officer's liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Watson) with coverage in amount and scope at least as favorable as the Company's existing coverage; provided however that Watson shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (c) The provisions of this Section 5.9 are intended to be an addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute or by-law, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     5.10 Affiliate Letters. At least 30 days prior to the Closing Date, the Company shall deliver to Watson a list of names and addresses of those persons who were or will be, in the Company's reasonable judgment, at the record date for its Stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall provide Watson such information and documents as Watson shall reasonably request for purposes of reviewing such list. The Company shall use commercially reasonable efforts to deliver or cause to be delivered to Watson, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as Exhibit A. Watson shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Watson Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Watson Common Stock, consistent with the terms of such Affiliate Letters.

     5.11 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except
(a) as otherwise expressly provided for herein; and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement shall be shared equally by the Company and Watson.

     5.12 Tax Treatment of Merger. From and after the date hereof and until the Effective Time, neither Watson nor the Company nor any of their respective Subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as (i) a reorganization within the meaning of Section 368(a) of the Code; or (ii) a "pooling of interests" for accounting purposes; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. After the Effective Time, Watson shall not take or fail to take (and shall cause the Surviving Corporation not to take or fail to take) any action that is reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, including, but not limited to,
(i) a failure to satisfy the continuity of business enterprise requirements of Treas. Reg. Section 1.368-1(d)(1) and (ii) a failure to satisfy the continuity of interest requirements of Treas. Reg. Section 1.368-1(e)(1).

     5.13 Company Options. As soon as reasonably practicable after the Closing Date, but in any event, no later than sixty (60) days after the Closing Date, Watson shall register the shares of Watson Common Stock issuable upon exercise of the Company Options with the SEC on Form S-8, to the extent that such Company Options may be registered on such form. To the extent that all or any portion of the Company Options may not be registered on Form S-8 (the "Non-Employee Options"), Watson and the Company shall cooperate and promptly prepare and Watson shall file with the SEC as soon as reasonably practicable after the Closing Date, but in any event, no later than sixty (60) days after the Closing Date, a Registration Statement on Form S-3 (the "Form S-3") under the Securities Act, with respect to the Watson Common Stock issuable upon exercise of the Non-Employee Options. Watson shall use all reasonable efforts, and the Company will cooperate with Watson, to have the Form S-3 declared effective by the SEC as soon as practicable after the filing thereof and to keep such Registration Statement effective until such time as all such Non-employee Options (or the underlying Watson Common Stock) has been sold into the public market or is eligible to be so sold pursuant to Rule 145(d) promulgated under the Securities Act. Watson will advise holders of such Non-Employee Options, promptly after it receives notice thereof, of the time when the Form S-3 has become effective, the issuance of any stop order or the suspension of the qualification of the Watson Common Stock issuable in connection with the exercise of the Non-Employee Options for offering or sale in any jurisdiction and Watson shall use reasonable commercial efforts to promptly resolve any such stop order, suspension or qualification.

     5.14 Supplement to Watson Disclosure Statement and the Disclosure Statement Each of Watson and the Company shall promptly supplement or amend the Watson Disclosure Statement and the Disclosure Statement, respectively, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Watson Disclosure Statement or the Disclosure Statement, as the case may be. No supplement or amendment to the Watson Disclosure Statement or the Disclosure Statement will have any effect for the purpose of determining satisfaction of the conditions set forth in Article VI hereof.

     5.15 Report to Watson. The Company will promptly advise Watson in writing of all actions taken by the directors and stockholders of the Company at meetings or in connection with written consents filed with the Company and will furnish Watson with copies of all monthly and other interim financial information of the Company and its Subsidiaries as they become available to the officers and/or the directors of the Company or its Subsidiaries.

     5.16 Delivery of Stockholder List. The Company shall arrange to have its transfer agent deliver to Watson or its designee, immediately prior to the Closing Date, a true and complete list setting forth the names and addresses of the Stockholders. From time to time prior to the Closing Date, the Company shall deliver to Watson such information as Watson may request regarding the holdings of stock of Persons who may be affiliates of the Company and such other stockholder information as Watson may reasonably request.

     5.17 Letter of the Company's Accountant.   At the request of Watson, the
Company shall use commercially reasonable efforts to cause to be delivered to Watson "cold comfort" letters of Ernst & Young, LLP, the Company's independent public accountant, dated as of the date of which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Watson, reasonably customary in form, scope, and substance for letters delivered by independent public accountants in connection with the procedures undertaken by them with respect to the financial statements and other financial information of the Company and its Subsidiaries contained in registration statements similar to the Registration Statement and other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to transactions such as those contemplated by the Agreement.

     5.18 Employee Benefit Plans. Watson covenants and agrees that to the extent the existing benefit plans and arrangements provided by the Company to its employees are terminated after the Effective Date, all employees of the Surviving Corporation shall be entitled to participate in all benefit plans and arrangements that are available and subsequently become available to Watson's employees on the same basis as Watson's employees in similar positions are eligible to participate so long as such employees remain employees of the Surviving Corporation. For purposes of satisfying the terms and conditions of such plans, Watson shall give full credit for eligibility, vesting or benefit accrual for each participant's period of service with the Company
prior to the Effective Time.   To the extent Watson's benefit plans provide
medical or dental welfare benefits after the Closing Date, Watson shall cause all pre-existing condition exclusions and actively at work requirements to be waived and Watson shall provide that any expenses incurred on or before the Closing Date shall be taken into account under Watson's benefit plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents.


                                   ARTICLE VI

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions (unless waived by each of the parties hereto in accordance with the provisions of Section 7.3 hereof):

     (a) This Agreement and the Merger and other transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Stockholders.

     (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the terms or conditions of this Agreement shall have been issued and remain in effect. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (d) The Form S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Watson Common Stock to be issued to the Stockholders in connection with the Merger shall have been received.

     (e) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

     (f) The Watson Common Stock to be issued to the Stockholders in connection with the Merger shall have been authorized for trading on the New York Stock Exchange subject only to official notice of issuance.

     (g) Watson shall have received the opinion of Price Waterhouse LLP, dated the Closing Date, to the effect that the Merger will be treated as a "pooling of interests" for accounting purposes.

     (h) The Company shall have received from Ernst & Young, LLP a letter, dated the Closing Date, indicating that the Company has not taken any action that would preclude it from entering into a transaction that would be treated as a "pooling of interests" for accounting purposes.

     6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.3 hereof):

     (a) Watson shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by Watson on or prior to the Closing Date, and the Company shall have received a certificate of an executive officer of Watson, dated the Closing Date, certifying to such effect.

     (b) As of the date hereof, the representations and warranties of Watson and Watson Sub contained in this Agreement shall be true and correct, in all material respects (or to the extent representations or warranties contain materiality modifiers, true and correct as modified), and the Company shall have received a certificate of an executive officer of Watson and Watson Sub, dated as of the Closing Date, certifying to such effect. As of the Closing Date, the representations and warranties of Watson and Watson Sub contained in this Agreement shall be true and correct, except as would not reasonably be expected to have a Watson Material Adverse Effect, and the Company shall have received a certificate of an executive officer of Watson and Watson Sub, dated as of the Closing Date, certifying to such effect.

     (c) The Company shall have received from Watson certified copies of the resolutions of Watson's and Watson Sub's Boards of Directors and from the sole stockholder of Watson Sub approving and adopting this Agreement, the Watson Ancillary Documents and the transactions contemplated hereby and thereby.

     (d) The Company shall have received the opinion of D'Ancona & Pflaum covering customary opinions in a form reasonably acceptable to Watson and its counsel.

     (e) The Company shall have received the opinion of D'Ancona & Pflaum, counsel to Watson, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the

Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of Watson, Watson Sub and the Company.

     (f) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, would have or would be reasonably likely to have a Watson Material Adverse Effect; provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the value of Watson Common Stock.

     6.3 Conditions to Obligation of Watson and Watson Sub to Effect the Merger. The obligations of Watson and Watson Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.3 hereof):

     (a) The Company shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by the Company on or prior to the Closing Date, and Watson shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

     (b) As of the date hereof, the representations and warranties of the Company contained in this Agreement shall be true and correct, in all material respects (or to the extent representations or warranties contain materiality modifiers, true and correct as modified), and Watson shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying to such effect. As of the Closing Date, the representations and warranties of the Company contained in this Agreement shall be true and correct, except as would not reasonably be expected to have a Company Material Adverse Effect, and Watson shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying to such effect.

     (c) Watson shall have received from the Company certified copies of the resolutions of the Company's Board of Directors and Stockholders approving and adopting this Agreement, the Company Ancillary Documents and the transactions contemplated hereby and thereby.

     (d) Watson shall have received the opinion of Kirkland & Ellis covering customary opinions in a form reasonably acceptable to the Company and its counsel.

     (e) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, would have or would be reasonably likely to have a Company Material Adverse Effect.

     (f) The Company shall have received the consents from the Persons listed on Schedule 6.3(f).

     (g) Watson shall have received the opinion of Kirkland & Ellis, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of Watson, Watson Sub and the Company.

     (h) Dinesh C. Patel, Ph.D. and Charles D. Ebert shall have entered into an amendment to their respective Employment Agreements in substantially the form attached hereto as Exhibit B and C, respectively.

     (i) Dinesh C. Patel, Ph.D. and Charles D. Ebert shall have entered into Non-Competition Agreements in substantially the form attached hereto as Exhibit D and E, respectively.

     (j) Watson shall have received the written resignations effective as of the Closing Date of such of the directors and officers of the Company's Subsidiaries as are designated by Watson to resign.

     (k) The Company shall have delivered to Watson, Affiliate Letters executed by each of the Affiliates of the Company.


                                  ARTICLE VII

                                  TERMINATION

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Closing Date notwithstanding the approval or adoption of this Agreement by the Stockholders and subject to the payment obligations contained in Section 7.2 hereof:

     (a)  By the mutual written consent of Watson and the Company.

     (b) By written notice from the Board of Directors of either Watson or the Company if (i) the Merger shall not have been consummated by March 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (ii) the approval of the Stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; provided, however, that the Company shall not have the right to terminate this Agreement under this
Section 7.1(b)(ii) if the Company withdrew, modified, or amended in any adverse respect its recommendation that the Stockholders vote in favor of this Agreement; or (iii) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (A) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or






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(B) compelling Watson, Watson Sub or the Surviving Corporation to dispose of or hold separate all or a material portion of the respective businesses or assets of Watson, the Company or any of their respective Subsidiaries, or sell or license any material product of Watson, the Company or any of their respective Subsidiaries, and such order, decree, ruling or other action shall have become final and non-appealable.

     (c) By written notice from the Board of Directors of Watson, if without the prior written approval of Watson, (i) the Company (A) shall have withdrawn, modified, or amended in any adverse respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (B) shall not have recommended or shall have withdrawn, modified, or amended in any respect its recommendation that the Stockholders vote in favor of this Agreement, or (C) shall not have included such recommendation in the Proxy Statement; (ii) the Board of Directors of the Company shall have resolved to do any of the foregoing; or (iii) any director of the Company shall take any action inconsistent with such approval or recommendation and such action has not been renounced by the Board of Directors of the Company; provided that, in each of subparagraphs (i), (ii) or (iii) above, other than upon the happening of an event described in Section 7.1(f).

     (d) By written notice from the Board of Directors of Watson if (A) there is an Alternative Proposal initiated or made by or relating to the Company which is approved of or agreed to by the Board of Directors of the Company; or (B) any Person shall have solicited proxies in opposition to the approval of the Merger, and the Board of Directors of the Company has taken action or a public position consistent with approving such Person's proxy solicitation.

     (e) By written notice from the Board of Directors of the Company, if the Board of Directors of the Company shall have reasonably determined, after consultation with its legal and financial advisors, that a proposal for an Alternative Proposal constitutes a Superior Proposal and shall have decided to accept such Superior Proposal pursuant to its fiduciary duties under applicable law; provided, however, that the Company may not have the right to terminate this Agreement pursuant to this subparagraph (e) unless (i) five (5) business days shall have elapsed after delivery to Watson of a written notice of such determination by the Board of Directors of the Company and, during such five (5) business day period, the Company shall have informed Watson of the material terms and conditions and financing arrangements of such proposal for an Alternative Proposal and the identity of the Person or group making such proposal for an Alternative Proposal and (ii) at the end of such five (5) business day period, such board shall continue to reasonably believe that such proposal for an Alternative Proposal constitutes a Superior Proposal and promptly thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal. Notwithstanding the foregoing, the Company shall not have the right to terminate this Agreement pursuant to this subsection (e) unless it has simultaneously or previously paid the $5,000,000 fee owed to Watson pursuant to Section 7.2.

     (f) By written notice from the Board of Directors of the Company, if (i) as of the date hereof, the representations and warranties made by Watson and Watson Sub are not true and correct, in all material respects; (ii) there has been a breach by Watson or Watson Sub of any representation or warranty contained in this Agreement which would reasonably be expected to have a Watson Material Adverse Effect; or (iii) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of Watson, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Watson.

     (g) By written notice from the Board of Directors of Watson, if (i) as of the date hereof, the representations and warranties made by the Company are not true and correct, in all material respects; (ii) there has been a breach by the Company of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect; or (iii) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Watson to the Company.

     Any termination notice delivered pursuant to the provisions of this Section
7.1 shall specify the particular section of this Agreement under which this Agreement is being terminated.

     7.2  Effect of Termination and Abandonment.

     (a) If this Agreement or the transactions contemplated hereby are terminated and if any one of the following conditions has been satisfied, then the Company shall pay to Watson, no later than five (5) business days after the date on which one of the following conditions is satisfied (except as otherwise provided in Section 7.1(e) hereof), a fee equal to $5,000,000: (i) this Agreement is terminated by the Company pursuant to Section 7.1(e); (ii) this Agreement is terminated by Watson pursuant to Section 7.1(d); (iii)(A) this Agreement is terminated by the Company pursuant to Section 7.1(b)(i) or by Watson pursuant to Section 7.1(g); and (B) within four months after the termination of this Agreement, the Company enters into an agreement or an understanding with respect to an Alternative Proposal or consummates a transaction with respect to an Alternative Proposal; and (iv)(A) this Agreement is terminated by Watson pursuant to Section 7.1(c); and (B) within one (1) year after the termination of this Agreement, the Company enters into an agreement or an understanding with respect to an Alternative Proposal or consummates a transaction with respect to an Alternative Proposal. In the event of and upon payment of the full Five Million Dollar ($5,000,000) termination fee pursuant to this Section 7.2(a), the Company shall have no further liability to Watson in connection with this Agreement or the transactions contemplated hereby.

     (b) If the Company terminates this Agreement pursuant to Section 7.1(f), Watson shall reimburse the Company for all actual out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, reasonable legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds no later than ten (10) business days after receiving detailed documentation detailing such costs and expenses.

     (c) If Watson terminates this Agreement pursuant to Section 7.1(c) or 7.1(g), the

Company shall reimburse Watson for all actual out-of-pocket costs and expenses incurred by Watson and Watson Sub in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, reasonable legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds no later than ten (10) business days after receiving detailed documentation detailing such costs and expenses.

     (d) If this Agreement is terminated for any reason other than the reasons set forth in Sections 7.2(a), (b) or (c), no amounts shall be payable pursuant to this Section 7.2 by either party and neither party shall have any further liability to the other in connection with this Agreement and the transactions contemplated hereby.

     (e)  The parties acknowledge that the agreements contained in this Section
7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement. Accordingly, if any party fails to promptly pay the amounts due pursuant to this
Section 7.2, and, in order to obtain such payment, the other party commences a suit which results in a final, non-appealable judgment for the amounts or fees set forth in this Section 7.2, such party shall pay to the other its costs and expenses (including attorneys' fees) incurred in connection with such suit, together with interest on the amount of the fee at the rate of 10% per annum.

     (f) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
7.2 and the provisions of Sections 5.6 and 5.10, which obligations shall survive the termination of this Agreement.

     7.3  Extension; Waiver.   At any time prior to the Effective Time, any
party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS


     8.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement between Watson and the Company shall be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Sections 1.4, 1.5, 1.6, 1.7, 1.9, 5.6, 5.8, 5.9, 5.10, 5.11, 5.12 and 5.17, and Articles 2 and 8 (except Section 8.11)and the agreements delivered pursuant to this Agreement shall survive the Merger. No director, officer, shareholder, employee or agent of the Company, Watson or any of their respective Subsidiaries shall have any personal liability to any other party for any breach of any representation, warranty or obligation contained in this Agreement.

     8.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:


If to Watson or Watson Sub:               If to the Company:

Watson Pharmaceuticals, Inc.              TheraTech, Inc.
311 Bonnie Circle                         417 Wakara Way
Corona, California 91720                  Salt Lake City, Utah 84108
Fax: (909) 270-1429                       Fax: (801) 588-6200
Attn: Chairman & CEO                      Attn: Chairman & CEO

With copies to:                           With copies to:

Watson Pharmaceuticals, Inc.              Kirkland & Ellis
311 Bonnie Circle                         153 East 53rd Street
Corona, California 91720                  New York, NY 10022-4675
Fax: (909) 270-1429                       Fax: (212) 446-4900
Attn: Legal Department                    Attn: Stephen P.H. Johnson


or to such other address as any party shall specify by written notice so given, and such notice shall






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be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     8.3 Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.4, 1.5, 1.6, 1.7, 5.9, 5.13 and 5.18, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.4 Entire Agreement. This Agreement, the Exhibits, the Disclosure Statement, the Watson Disclosure Statement, the Confidentiality Agreement, the Company Ancillary Documents, the Watson Ancillary Agreements, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the Stockholders, but after any such Stockholder approval, no amendment shall be made which by law requires the further approval of Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     8.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this






                                       55
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Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11 Incorporation of Exhibits. The Disclosure Statement, the Watson Disclosure Statement and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                              WATSON PHARMACEUTICALS, INC.


                                              By:    /s/ Allen Chao, Ph.D.
                                                 -------------------------------
                                              Title: Chairman, CEO and President
                                                     ---------------------------
                                              JAZZ MERGER CORP.


                                              By:     /s/  Allen Chao, Ph.D.
                                                 -------------------------------
                                              Title:  President
                                                    ----------------------------

                                              THERATECH, INC.



                                              By:   /s/  Dinesh C. Patel, Ph.D.
                                                 -------------------------------
                                              Title: Chairman, CEO and President
                                                    ----------------------------






                                       57